Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 11, 2005, relating to the financial statements and financial statement schedules of Camden Property Trust, and management’s report on the effectiveness of internal control over financial reporting (each of which reports expresses an unqualified opinion), appearing in and incorporated by reference in the Annual Report on Form 10-K of Camden Property Trust for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 28, 2005